PRICESMART, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE AWARD PLAN, AS AMENDED PERFORMANCE STOCK UNIT GRANT NOTICE AND
PERFORMANCE STOCK UNIT AGREEMENT
PriceSmart, Inc., a Delaware corporation (the “Company”), pursuant to the PriceSmart, Inc. Amended and Restated 2013 Equity Incentive Award Plan, as Amended (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of performance stock units (“Performance Stock Units” or “PSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”) indicated below. The Holder is a member of South Pacific Partners S.A. (“SPP”) and provides services to the Company pursuant to the Consulting Agreement dated April 1, 2025 between SPP and the Company (the “Consulting Agreement”). The Consulting Agreement contemplates SPP will provide local market expertise in Chile to optimize efficiency and reduce market entry risks.
Each PSU is hereby granted in tandem with a corresponding dividend equivalent, as further described in Article II of the Performance Stock Unit Agreement (the “Dividend Equivalents”). This award for Performance Stock Units and Dividend Equivalents (this “Award”) is subject to all of the terms and conditions set forth herein, in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Performance Stock Unit Agreement”) and in the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Performance Stock Unit Agreement.
Holder:    %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grant Date:    %%OPTION_DATE,'MM/DD/YYYY'%-%
Total Number of PSUs
Subject to Award:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting of Award: Unless otherwise set forth herein, the number of Shares subject to this PSU that shall vest will be based on the achievement of the performance milestones set forth below, as certified by the Administrator, subject to achievement of the applicable milestone while the Holder continues to be a Member in Good Standing (as defined below) or within 24 months following Holder’s ceasing to be a Member in Good Standing as a result of a Termination of Service by the Company without Cause (but in no event later than the last day to achieve such milestone set forth below). Each milestone under the heading “Pre-Operational Milestones” must be achieved, if at all, by April 1, 2030 (unless otherwise specified below), and each milestone under the heading “Operational Milestones” must be achieved, if at all, for the fiscal year ending August 31, 2029. Achievement of Operational Milestones requires that the Company continues to operate at least one warehouse club in Chile during fiscal year 2029. Achievement of the milestone under the heading “Discretionary Milestones” will be determined by Company Management on or before the last day of each year of the five-year term of the Consulting Agreement. Shares subject to this PSUs that are not vested shall be forfeited as of the first date when they are no longer eligible to vest. Except as provided above regarding achievement of milestones following a Termination of Service by the Company without Cause, if a Holder ceases to be a Member in Good Standing when any PSUs remain unvested, such PSUs shall be forfeited unless otherwise determined by the Administrator. Vested PSUs (or the portion that has vested) will remain vested, independent of whether a Holder remains a Member in Good Standing or SPP’s service under the Consulting Agreement continues.

Pre-Operational Milestones
Shares	Milestone
450
Hiring Qualified Local Leadership
The Company shall have hired a Country General Manager and a Head Buyer in Chile, such executives shall have completed at least six months of service, and such executives shall have received positive performance reviews by the Company following such six months of service.

Up to 2,100 (700 per site; maximum of three sites)	Securing Suitable Real Estate For each of up to three sites, the Company shall have acquired suitable real estate for operation of a warehouse club and received all required permits.
Up to 3,000 (1,000 per club; maximum of three clubs)	Club Openings For each of up to three warehouse clubs, the Company shall have opened a warehouse club.
450	Launching Co-Branded Credit Card The Company shall have launched a co-branded credit card within twelve (12) months following the opening of the Company’s first warehouse club in Chile.
Operational Milestones
Shares	Milestone
Up to 4,500	Achievement of Fiscal Year 2029 Budget Targets Performance of the business in Chile to be measured for the fiscal year ending August 31, 2029.
Total Revenues1 from Chile Operations
	2,250	Above budget
	1,500	90% to 100% of budget
	750	80% to <90% of budget
Operating Income from Chile Operations
	2,250	Above budget
	1,500	80% to 100% of budget
	750	50% to <80% of budget

1“Total Revenues” means warehouse sales, plus membership income, plus other income. For the avoidance of doubt, other income includes any income earned on the Interest Generating Portfolio of the Company’s co-branded credit card and rental income, but excludes interest income on balances owed to or deposited by the Company’s subsidiary or subsidiaries in Chile.

Discretionary Milestones
Shares	Milestone
Up to 4,500 (900 per year)
Discretionary Evaluation by Company Management
On or before the last day of each year of the five-year term of the Consulting Agreement, Company Management shall engage in a good faith evaluation of Holder’s effort and performance and determine whether Holder exceeded expectations, met expectations or performed below expectations for such year. For each such year, the PSUs shall vest as to the number of Shares set forth below based on the results of such evaluation.

	900	Exceeded expectations
	750	Met expectations
	0	Below expectations

For purposes of this PSU, a “Member in Good Standing” means:
•Holder shall not have experienced a Termination of Service; and
•the Company shall not have grounds to terminate Holder’s service for “Cause” as defined in the Plan.
If the Administrator, in its sole discretion, determines that a Holder who ceased to be a Member in Good Standing has returned to being a Member in Good Standing, the Holder shall be entitled to continue vesting upon future achievement of milestones and the Administrator shall have authority (but not the obligation) to retroactively award vesting for the achievement of milestones where such achievement occurred while the Holder was not a Member in Good Standing.
Distribution Schedule: The Shares shall be distributable as the PSUs vest pursuant to the Vesting Schedule.

SIGNATURE PAGE TO PERFORMANCE STOCK UNIT GRANT NOTICE

Instructions: Please ACCEPT your grant of PSUs digitally in by logging on to your E*Trade account. A copy of your acceptance will be maintained in your E*Trade portal.

By his or her digital acceptance, Holder agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Agreement and the Performance Stock Unit Grant Notice to which this signature page is attached. Holder has reviewed the Performance Stock Unit Agreement, the Plan and the Performance Stock Unit Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this signature page and fully understands all provisions of the Performance Stock Unit Grant Notice, the Performance Stock Unit Agreement and the Plan. Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Performance Stock Unit Grant Notice or the Performance Stock Unit Agreement.

PRICESMART, INC. By: /s/ GUALBERTO HERNANDEZ Name: Gualberto Hernandez Title: Chief Financial Officer Address: 9797 Aero Drive San Diego, CA 92123	HOLDER By: Name: %%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%

EXHIBIT A
TO PERFORMANCE STOCK UNIT GRANT NOTICE

PRICESMART, INC. PERFORMANCE STOCK UNIT AGREEMENT
Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Agreement (this “Agreement”) is attached, the Company has granted to Holder the right to receive the number of PSUs set forth in the Grant Notice, and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. The Grant Notice and this Agreement are subject to the Plan, the terms and conditions of which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE I.

AWARD OF PERFORMANCE STOCK UNITS

1.1Award of Performance Stock Units.
(a)Award. The Company hereby grants to Holder the right to receive the number of PSUs set forth in the Grant Notice and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Each PSU represents the right to receive one Share. Prior to actual issuance of any Shares, the Award, including the PSUs and the Dividend Equivalents conferred hereby, represents an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)Vesting; Effect of Termination of Service. The PSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the PSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such PSUs. In the event of Holder’s Termination of Service prior to the vesting of all of the PSUs, any unvested PSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company except as otherwise expressly provided herein or in the Grant Notice. For purposes of this Agreement, “Termination of Service” shall mean the time when the engagement of a Holder as a Consultant to the Company or an Affiliate, either directly or indirectly through SPP, is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate. For the sake of clarity, termination of the Consulting Agreement shall not constitute a Termination of Service if, and for so long as, Consultant otherwise continues to provide services to the Company or an Affiliate.
(c)Distribution of Shares.
Shares of Common Stock, to which the Holder is entitled, shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to such Holder’s vested PSUs within ten (10) days following the date on which such PSUs vest pursuant to the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.

(i)All distributions shall be made by the Company in the form of whole shares of Common Stock. Fractional Shares issuable upon vesting of the PSUs shall be rounded down to the nearest whole Share.
(ii)Neither the time nor form of distribution of Common Stock with respect to the PSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.
(d)Generally. Shares issued under the Award shall be issued to Holder (or in the event of Holder’s death, to his or her estate) in either (a) uncertificated form, with the Shares recorded in the name of Holder in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement or (b) certificate form.
(e)Investment and Operational Decisions. Holder acknowledges and agrees that all investment and operational decisions regarding the Company’s operations in Chile remain exclusively controlled by the Company, and the Company shall have no obligation to invest in or operate its business in Chile to facilitate achievement of the vesting milestones contemplated herein.
1.2Taxes.
(a)Representation. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
(b)No Taxes Withheld from Compensation. The Holder acknowledges and agrees that it is the sole responsibility of the Holder to make all tax filings and payments required to be made in connection with any Tax Liability arising from the award or vesting of PSUs, the issuance of Shares pursuant thereto or the payment of Dividend Equivalents. The Company shall have no obligation to withhold taxes or provide cash to Holder upon the award or vesting of PSUs, the issuance of Shares pursuant thereto or the payment of Dividend Equivalents, whether by withholding Shares issuable upon vesting or otherwise. Neither the Company nor any Affiliate makes any representation or undertaking regarding the tax treatment of the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of the Shares. For purposes of this Agreement, the “Tax Liability” shall mean all U.S. federal, state, local and any non-U.S. withholding or other taxes applicable to the taxable income of Holder resulting from the issuance of Shares or the lapse or removal of the restrictions set forth in this Agreement or otherwise pursuant to this Agreement.
1.3Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any Shares upon settlement of the PSUs prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.
ARTICLE II. DIVIDEND EQUIVALENTS

Dividend Equivalents. Notwithstanding Section 3.2 hereof, for so long as unvested PSUs are outstanding under this Agreement, Holder shall have the right specifically described herein and no others, to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions (cash or securities) that would have been distributed to Holder if each then-unvested PSU were instead an outstanding Share owned by Holder; provided that no dividends or dividend equivalents may be paid out or settled unless and until, and then only to the extent that, the applicable Performance-Based Vesting Requirement has been met. The Dividend Equivalents shall be paid, via payroll or other means, directly to the Holder at a similar time frame as dividends are paid to the holders of Shares of the Company, but in no event shall such Dividend Equivalents be paid later than March 15 of the calendar year following the year in which the related dividend or distribution is declared.
1.1Termination of Eligibility for Dividend Equivalents. In no event shall Holder be eligible for a Dividend Equivalent (i) with respect to any dividend or distribution the record date for which is after Holder’s Termination of Service, or (ii) with respect to any PSU that has been terminated prior to the applicable record date of the dividend or distribution for any reason, whether due to payment pursuant to Section 1.1(c), forfeiture or otherwise.
1.2No Adjustments. Notwithstanding anything to the contrary contained in Section 13.2 of the Plan, no adjustment shall be made to any unvested PSUs pursuant to Section 13.2 of the Plan with respect to any dividend or distribution to the extent that Dividend Equivalents are paid to Holder in connection therewith.
1.3Separate Payments. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.
ARTICLE III. OTHER PROVISIONS
1.1Award and Interests Not Transferable. This Award, including the PSUs awarded hereunder and the corresponding Dividend Equivalents awarded hereunder, and the rights and privileges conferred hereby, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the PSUs and the corresponding Dividend Equivalents awarded hereunder, shall not be liable for the debts, contracts or engagements of Holder or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
Rights as Stockholder. Neither Holder nor any person claiming under or through Holder shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

1.2Forfeiture and Claw-Back Provisions. Holder hereby acknowledges and agrees that the PSUs and any Shares issuable upon distribution thereof are subject to the provisions of Section 11.5 of the Plan.
1.3Adjustments. Holder acknowledges that the PSUs, including the vesting of the PSUs and the number of Shares issuable upon distribution thereof, are subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 13.2 of the Plan.
1.4No Right to Continued Service or Awards; Not a Contract of Employment or Service.
(a)Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Affiliate, shall form part of any contract of employment or service between the Company or any Affiliate and Holder, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Holder.
(b)The grant of the PSUs is a one-time benefit and does not create any contractual or other right or interest to receive a grant of Awards or benefits in lieu of Awards in the future or otherwise. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the PSUs and the Shares issuable upon distribution thereof is an extraordinary item of compensation outside the scope of any employment contract. As such, neither the PSUs, the Dividend Equivalents nor the Shares issuable upon distribution thereof are part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.
(c)The rights or opportunity granted to Holder to receive an Award of PSUs or Dividend Equivalents shall not give Holder any rights or additional rights and if Holder ceases to be employed by Holder’s employer, Holder shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him or her which lapse or are forfeited by reason of his or her ceasing to be employed by Holder’s employer) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.
(d)Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain the PSUs, the Dividend Equivalents or the Shares issuable upon distribution thereon, or any interest in the PSUs, Dividend Equivalents or Shares in consequence of the loss or Termination of Service with Holder’s employer for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).
(e)By accepting the grant of the PSUs and Dividend Equivalents and not renouncing it, Holder is deemed to have agreed to the provisions of this Section 3.5.
Governing Law; Severability; Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Any suit brought with respect to the Award, the Grant Notice, the Plan or this Agreement shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. The jurisdiction agreement contained in this Section 3.6 is made for the benefit of the Company only, and the Company retains the right to bring proceedings in any other court of competent jurisdiction. By signing the Grant Notice, Holder is deemed to have agreed to submit to such jurisdiction. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.
1.5Conformity to Securities Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
1.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Award shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
1.7Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under the Award in any material way without the prior written consent of Holder.
1.8Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 3.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
1.9Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the PSUs and the Dividend Equivalents corresponding thereto shall be distributed to Holder no later than the later of: (a) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such PSUs or Dividend Equivalents, as applicable, are no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Each payment under this Agreement shall be considered a separate and distinct payment for purposes of Section 409A of the Code.
1.10Paperless Administration. By accepting this Award, Holder hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.
1.11Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Holder with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Holder by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Holder by the Company.
1.12Data Protection. Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Holder’s “Data” (as defined below) by and among, as applicable, the Company and its Affiliates (the “Company Group”) for the purpose of administering his or her participation in the Plan. For purposes of this Section 3.15, “Data” means Holder’s personal information, including, but not limited to, Holder’s name, home address and telephone number, date of birth, social security number, or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company and details of all Awards held by Holder. Holder understands that Data will be transferred to such stock plan service providers as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. Holder understands that the recipients of the Data may be subject to different data privacy laws and protections than those in Holder’s country. Holder authorizes the Company Group and any other possible recipients which may assist the Company with administering the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of administering Holder’s participation in the Plan. Holder understands that he or she may, at any time, request additional information about this consent (including a list with the names and addresses of all recipients of the Data), or withdraw this consent, by contacting in writing Holder’s local human resources representative. Withdrawal of this consent may affect Holder’s ability to participate in the Plan.
1.13Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.14Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.